Exhibit 10.1

December 7, 2022

Chart Industries, Inc.

2200 Airport Industrial Drive Suite # 100 Ball Ground, Georgia 30107

Attention: Jillian C. Evanko, Chief Executive Officer

Herbert G. Hotchkiss, VP, General Counsel and Secretary

Email:	jillian.evanko@chartindustries.com

herbert.hotchkiss@chartindustries.com

Granite Holdings II, B.V.

c/o KPS Capital Partners, LP

One Vanderbilt Avenue

52nd Floor

New York, NY 10017

Attention: Raquel Palmer

Email: rpalmer@kpsfund.com

Re: Offering of Buyer Common and Preferred Shares

Ladies and Gentlemen:

Reference is made to that certain Equity Purchase Agreement, dated as of November 8, 2022, by and among Granite Holdings I B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) having its seat in Amsterdam (the “Primary Seller”), Granite Holdings II B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) having its seat in Amsterdam (“BV II”), Granite US Holdings GP, LLC, a Delaware limited liability company (“US GP Seller” and, together with Primary Seller and BV II, the “Sellers”), the Acquired Companies (as defined therein) and Chart Industries, Inc., a Delaware corporation (“Buyer”) (as the same may be amended, restated or supplemented, the “Purchase Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

As discussed, Buyer has determined to offer for sale, issue and sell in a public offering approximately (x) $600 million of Buyer Common Shares and (y) $300 million of depositary shares (the “Depositary Shares”) representing a fractional interest in the rights and preferences of a newly created series of Series B Mandatory Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Shares” and such offering, issuance and sale of Buyer Common Shares and Depositary Shares, the “Offering”); provided, however, that the Offering may be upsized in respect of the size of the tranches of such Buyer Common Shares and/or Series B Preferred Shares.

Indicative terms of the Offering, including the Depositary Shares and Series B Preferred Shares are set forth in the draft preliminary prospectus supplement and draft offering summary attached hereto as Exhibit A. Buyer shall cause Morgan Stanley & Co. LLC (“Morgan Stanley”), as its lead underwriter, to use its reasonable best efforts to offer and sell the Depositary Shares on terms and conditions consistent in all material respects with those set forth on Exhibit A; provided, however, that the parties agree and acknowledge that such terms and conditions are indicative and are subject to market conditions.

Accordingly, so long as (i) the Series B Preferred Shares are (A) of a ranking that is junior in liquidation preference and dividend and distribution rights to the Buyer Preferred Shares (and, for the avoidance of doubt, shall constitute Junior Stock under the Certificate of Designations), (B) not redeemable and (C) mandatorily convertible into Buyer Common Shares without any conditionality other than the passage of time, (ii) the Offering is priced no later than December 13, 2022 (the “Consent Outside Date”), it being understood that the underwriter options may be exercised later, and (iii) the net proceeds of the Offering (including any underwriters’ over-allotment option and/or any upsize thereof) that are received by Buyer or any of its affiliates or other designees increase the Minimum Cash Consideration on a dollar-for-dollar basis, and correspondingly reduce the Agreed Stock Consideration Value pursuant to Section 2.5 of the Purchase Agreement, the Sellers hereby (a) consent to the Buyer consummating the Offering for purposes of Section 7.2 of the Purchase Agreement, (b) waive any claim that the Seller Parties might otherwise have under the Purchase Agreement that consummation of the Offering would constitute a breach by any Buyer Party of Section 7.2 of the Purchase Agreement and (c) agree that the final form of the prospectus supplement attached hereto as Exhibit A shall be deemed not to violate Sections 7.3(b) (Confidentiality) and 7.3(c) (Public Announcements) of the Purchase Agreement.

As an inducement for this consent, the Parties hereby agree to the following:

(i)

without duplicating or limiting the generality of the foregoing, the net proceeds of the Offering (including from any underwriters’ over-allotment option and/or any upsize thereof) that are received by Buyer or any of its affiliates or other designees shall increase the Minimum Cash Consideration on a dollar-for-dollar basis, and accordingly reduce the Agreed Stock Consideration Value pursuant to Section 2.5 of the Purchase Agreement (this clause (i), the “Minimum Cash Increase Agreement”);

(ii)

the first sentence of Section 1.1 of Exhibit E to the Purchase Agreement is hereby amended by: (1) deleting clause (a) of such Section in its entirety and (2) replacing the first instance of the phrase “Prospective Transferee” in clause (b) of such Section with the following phrase: “to any Person (each such Person, a ‘Prospective Transferee’)”;

(iii)

the Buyer shall promptly, and in any event within two (2) Business Days following the Primary Seller’s written request therefor, provide to the Primary Seller the Buyer’s good faith, reasonably detailed calculation of the gross proceeds of the Offering, the net proceeds of the Offering (together with reasonable supporting detail) and the resulting amount of Minimum Cash Consideration (after giving effect to the Minimum Cash Increase Agreement);

(iv)

if the Buyer has delivered a Clause IV Election Notice (as defined below) and the Offering results in gross proceeds (based on the public offering price, but before underwriting discounts and commissions) to Buyer or any of its affiliates or other designees in an amount equal to at least $850 million, but which net proceeds are not sufficient to reduce the Agreed Stock Consideration Value to $0, then Buyer shall pay the full amount of the Agreed Stock Consideration Value at the Closing in Buyer Common Shares rather than any Buyer Preferred Shares; provided, however, that in such case, for purposes of calculating the number of Agreed Common Shares to be paid to the Primary Seller, (x) the term “Agreed Stock Consideration Common Value” in the Purchase Agreement shall be hereby amended and restated in its entirety to mean the Agreed Stock Consideration Value, (y) the term “Agreed Buyer Common Share Issue Price” in the Purchase Agreement shall be amended and restated in its entirety to mean the amount per share equal to the lowest public offering price of the Buyer Common Shares in the Offering and (z) the proviso to the definition of “Agreed Stock Consideration Preferred Value” shall be deemed to deleted. A “Clause IV Election Notice” means a written notice delivered in accordance with the Purchase Agreement from the Buyer to the Primary Seller at or prior to the time the Offering is priced (and, in any event, no later than the Consent Outside Date) expressly stating that the Buyer elects for this clause (iv) to apply. For the avoidance of doubt, if such a notice is not timely delivered then this clause (iv) shall have no effect and the Agreed Stock Consideration Value shall be calculated and paid in accordance with the Purchase Agreement as in effect immediately prior to this letter agreement; and

(v)

each Seller hereby agrees that, without the prior written consent of Morgan Stanley (on behalf of the underwriters conducting the Offering), such Seller will not, during the period beginning on the date of the final prospectus relating to the Offering and ending 60 days thereafter (such period, the “Restricted Period”), enter into any swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the Buyer Common Shares or any securities convertible into or exercisable or exchangeable for Buyer Common Shares (including, without limitation, Buyer Common Shares or such other securities which may be deemed to be beneficially owned by each Seller in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon the provisions of this letter agreement), whether any such transaction is to be settled by delivery of Buyer Common Shares or otherwise, or publicly disclose the intention to do any of the foregoing; provided, however, that nothing in this clause (v) shall limit the Seller or any member of the Company Group from taking any action that is expressly permitted by clause (i) of Section 7.1(d) of the Purchase Agreement.

This letter agreement constitutes a valid and binding obligation of the parties hereto, enforceable against each of them in accordance with its terms. Section 11.3 (Amendment), Section 11.4 (Entire Agreement), Section 11.6 (Notices), Section 11.9 (Binding Effect; Assignment), Section 11.10 (No Third Party Beneficiary), Section 11.11 (Counterparts), Section 11.13 (Governing Law and Jurisdiction), Section 11.14 (Waiver of Jury Trial) and Section 11.18 (Severability) of the Purchase Agreement are incorporated herein by reference, mutatis mutandis.

[Signature Pages Follow]

cc:

Winston & Strawn LLP

35 West Wacker Drive

Chicago, Illinois 60601

Attention: Matt Stevens

Matt Schlosser

Paul Huddle

Email:      mstevens@winston.com

mschlosser@winston.com

phuddle@winston.com

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention: Angelo Bonvino, Esq.

Michael Vogel, Esq.

Email:      abonvino@paulweiss.com

mvogel@paulweiss.com

IN WITNESS WHEREOF, the Parties have caused this letter agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BUYER:

CHART INDUSTRIES, INC.

By:	/s/ Jillian C. Evanko
Name:	Jillian C. Evanko
Title:	President & Chief Executive Officer

[Signature Page to Letter Agreement]

ACQUIRED COMPANIES:

GRANITE ACQUISITION GMBH

By:	/s/ Jennifer Robertson
Name: Jennifer Robertson
Title: Managing Director

GRANITE CANADA HOLDINGS ACQUISITION CORP.

By:	/s/ Jennifer Robertson
Name: Jennifer Robertson
Title: Director

HOWMEX HOLDINGS, S. de R.L. de C.V.

By:	/s/ Jennifer Robertson
Name: Jennifer Robertson
Title: Director

GRANITE US HOLDINGS LP

By:	Granite US Holdings GP, LLC, its general partner

By:	/s/ Raquel Palmer
Name: Raquel Palmer
Title: Manager

GRANITE HOLDINGS II, B.V.

By:	/s/ Florian Küppers
Name: Florian Küppers
Title: Managing Director

SELLERS:

GRANITE HOLDINGS I, B.V.

By:	/s/ Florian Küppers
Name: Florian Küppers
Title: Managing Director

GRANITE HOLDINGS II, B.V.

By:	/s/ Florian Küppers
Name: Florian Küppers
Title: Managing Director

GRANITE US HOLDINGS GP, LLC

By:	/s/ Raquel Palmer
Name: Raquel Palmer
Title: Manager